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                       AMENDMENT TO BY-LAWS OF PATS, INC.

     The undersigned, being the sole shareholder of PATS, Inc., a Maryland corporation, hereby amends the By-Laws of the Corporation as follows:

     a. by deleting from Article III Section 3.01. EXECUTIVE OFFICERS the words "from among the Directors;" from the second line thereof.

     b. by adding the following sentence between the first and second sentence thereof:

              The Board of Directors may also elect a chief executive officer and a chief financial officer, each to perform such duties as may be ascribed to the office by the Board of Directors.

     In all other respects the By-Laws shall remain unchanged.

     This Amendment has been adopted by the sole shareholder in lieu of a special meeting called for that purpose pursuant to Section 2-408(c) of the Corporations and Associations Article of the MARYLAND ANNOTATED CODE (1993 Repl. Vol., as amended).


WITNESS:                                    DeCrane Aircraft Holdings, Inc.
                                            Sole Shareholder

   /s/ Steve Tepper                         By:     /s/ John R. Hinson
----------------------                           ------------------------ (SEAL)
     Steve Tepper                                 John R. Hinson
                                                  Chief Financial Officer